Exhibit 99.1

For Information Contact:
Vince Anido, ISTA Pharmaceuticals	Justin Jackson, Burns McClellan (Media)
949/788-5311	jjackson@burnsmc.com
vanido@istavision.com	Lisa Burns and E. Blair Schoeb (Investors)
Lauren Silvernail, ISTA Pharmaceuticals	bschoeb@burnsmc.com
949/788-5302	212/213-0006
lsilvernail@istavision.com

ISTA PHARMACEUTICALS REPORTS FOURTH QUARTER

AND YEAR-END 2003 FINANCIAL RESULTS

IRVINE, California. February 25, 2004. ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the quarter and year ended December 31, 2003.

ISTA reported a net loss of $7.8 million, or $0.51 per share, for the quarter ended December 31, 2003, compared to a net loss of $6.1 million, or $0.86 per share, for the quarter ended December 31, 2002. For the year ended December 31, 2003, ISTA reported a net loss of $25.2 million, or $1.83 per share, compared to a net loss of $23.0 million, or $7.53 per share, for the prior year.

Revenue of $70,000 for the quarter ended December 31, 2003 and $278,000 for the year ended December 31, 2003 is attributable to the amortization, for the respective periods, of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase® (ovine hyaluronidase) in Japan.

ISTA’s total operating expenses for the fourth quarter of 2003 increased to $8.0 million from $5.8 million in the fourth quarter of 2002. For the year ended December 31, 2003, total operating expenses were $25.9 million, compared to $23.0 million for the prior year. The increase in total operating expenses in the fourth quarter of 2003 as compared to the prior year period is primarily attributable to increases in research and development expenses related to manufacturing of validation batches and costs associated with the Xibrom™ (bromfenac) Phase III clinical trial, and increases in selling, general and administration expenses related to the preparation for anticipated commercial launches of our product candidates.

Research and development expenses were $5.5 million for the quarter ended December 31, 2003, compared to $3.5 million for the quarter ended December 31, 2002. For the year ended December 31, 2003, research and development expenses were $17.3 million, compared to $14.8 million for the prior year. The increase in research and development expenses is primarily due to the commencement of the Xibrom™ Phase III clinical trial and increased development and/or manufacturing spending related to Vitrase®, Istalol™ (timolol), and Xibrom™. During 2002, our research and development expenses decreased primarily as a result of the completion of our Phase III clinical trials for Vitrase® for the treatment of vitreous hemorrhage and the deferral of other development activities relating to our other product candidates. The decrease in activity during 2002 was offset by the costs related to the acquisition of three late-stage development compounds from AcSentient, Inc. during May 2002. The acquisition costs were expensed immediately as in-process research and development costs.

Selling, general and administrative expenses increased to $2.5 million for the quarter ended December 31, 2003 from $2.3 million for the quarter ended December 31, 2002. For the year ended December 31, 2003, selling, general and administrative expenses were $8.6 million, compared to $8.2 million for the prior year. The increase in selling, general and administrative expenses for 2003 as compared to the same period in 2002 is primarily due to higher marketing costs associated with the preparation for anticipated commercial launch of our product candidates, additional personnel expenses and other related increases in facility expenses, offset by a reduction in the amortization of non-cash, stock-based compensation expense.

Net interest income was $93,000 for the quarter ended December 31, 2003 compared to net interest expense of $349,000 for the quarter ended December 31, 2002. For the year ended December 31, 2003, net interest income was $362,000, compared to net interest expense of $260,000 for the prior year. The increase in net interest income is principally due to an increase of cash available for investment during most of 2003 compared to 2002 and the amortization to interest expense, during the last four months of 2002, of the value attributable to warrants issued to investors in connection with a $4.0 million bridge loan obtained by ISTA in September 2002.

Cash and short-term investments totaled $48.5 million at December 31, 2003 compared to $35.7 million at December 31, 2002. The increase in cash is attributable to the $38.0 million secondary offering completed in November 2003. Net proceeds before expenses related to the financing were $35.7 million.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, glaucoma, ocular inflammation and hyphema. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development.

Advanced-Stage Therapeutic Pipeline

ISTA is developing one of the healthcare industry’s most comprehensive late-stage therapeutic pipelines to treat diseases of the eye:

Vitrase® (ovine hyaluronidase)

In April 2003, the U.S. Food and Drug Administration (“FDA”) issued an approvable letter citing issues primarily related to the sufficiency of the efficacy data submitted with the New Drug Application (“NDA”) for Vitrase® for the treatment of vitreous hemorrhage. The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. ISTA has submitted information to the FDA in response to its non-clinical comments contained in the approvable letter and is continuing to assess and discuss with the agency the clinical issues raised in the approvable letter. Based upon these discussions, ISTA will determine the next appropriate steps in the approval process of Vitrase® for the treatment of vitreous hemorrhage.

In August 2003, ISTA submitted to the FDA a second NDA for Vitrase® for use as a spreading agent to facilitate the dispersion and absorption of other drugs. The FDA granted “priority review” status for this NDA in August 2003 and accepted the NDA for filing and review in October 2003. In February 2004, the FDA notified ISTA that it was extending the PDUFA action date 90 days to May 5, 2004. Based upon current discussions with the FDA, ISTA believes that any remaining issues and the FDA review can be addressed within the revised time frame. Upon approval of the second Vitrase® NDA, ISTA intends to submit supplemental filings with the FDA with respect to additional package and dosage configurations for the spreading agent indication.

Istalol™ (timolol)

Istalol™ is ISTA’s once-daily, topical solution of timolol, a beta-blocking agent for the treatment of glaucoma, a chronic disease that gradually reduces eyesight. The NDA for Istalol™ was submitted to the FDA in September 2002 and was accepted for review in November 2002. In July 2003, the FDA issued an approvable letter with respect to the Istalol™ NDA citing issues related to manufacturing methods and controls. No additional clinical studies were requested. ISTA believes the issues cited by the FDA are addressable, and is currently seeking qualification of an additional manufacturing site. In December 2003, ISTA submitted to the FDA information needed to qualify Bausch & Lomb Incorporated as an alternate manufacturer for Istalol. ISTA expects a response from the FDA in the first half of 2004.

Xibrom™ (bromfenac)

Xibrom™ is a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation. Xibrom™ was launched in Japan in 2000 by Senju Pharmaceuticals Co. Ltd. ISTA acquired U.S. marketing rights for Xibrom™ in May 2002 and completed enrollment of a Phase III clinical trial of Xibrom™ in the United States in December 2003. Assuming positive results from the clinical trial, ISTA anticipates submitting a NDA for Xibrom™ in the first half of 2004.

Caprogel® (aminocaproic acid)

Caprogel® is a new topical gel formulation of aminocaproic acid for treating hyphema. Hyphema is a term used to describe bleeding in the anterior chamber, the space between the cornea and the iris, of the eye and usually results from trauma to the eye. In May 2002, ISTA acquired worldwide marketing rights for Caprogel® under a license agreement with the Eastern Virginia Medical School. ISTA is currently conducting feasibility studies for its reformulation and commercialization. If these studies yield promising results, ISTA intends to pursue further clinical development consistent with such studies’ results.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s products if approved and the impact of competitive products; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at www.istavision.com.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Revenue	$70	$70	$278	$278
Operating expenses:
Research and development	5,497	3,487	17,250	14,751
Selling, general and administrative	2,489	2,321	8,635	8,224

Total operating expenses	7,986	5,808	25,885	22,975

Loss from operations	(7,916)	(5,738)	(25,607)	(22,697)
Interest income (expense), net	93	(349)	362	(260)

Net loss attributable to common stockholders	$(7,823)	$(6,087)	$(25,245)	$(22,957)

Net loss per common share, basic and diluted	$(0.51)	$(0.86)	$(1.83)	$(7.53)

Shares used in computing net loss per common share, basic and diluted	15,282	7,116	13,803	3,049

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	December 31 2003	December 31 2002
Cash and short-term investments	$48,463	$35,712
Working capital	44,193	33,046
Total assets	50,182	37,135
Total stockholders’ equity	40,424	29,228

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